PROSPECTUS SUPPLEMENT                       FILED PURSUANT TO RULE NO. 424(b)(3)
(To Prospectus dated October 25, 2004)                REGISTRATION NO. 333-36490




                [UTILITIES HOLDRS(SM) TRUST LOGO GRAPHIC OMITTED]





                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                         Primary
                                                              Share      Trading
                 Name of Company(1)            Ticker        Amounts      Market
--------------------------------------------- ----------  ------------  --------
American Electric Power Company, Inc.           AEP            14         NYSE
Centerpoint Energy, Inc.                        CNP            13         NYSE
Consolidated Edison, Inc.                        ED             9         NYSE
Dominion Resources, Inc.                         D             11         NYSE
Duke Energy Corporation                         DUK            30         NYSE
Dynegy, Inc.                                    DYN            12         NYSE
Edison International                            EIX            15         NYSE
El Paso Corporation                              EP            10         NYSE
Entergy Corporation                             ETR            10         NYSE
Exelon Corporation                              EXC            30         NYSE
FirstEnergy Corporation                          FE            10         NYSE
FPL Group, Inc.                                 FPL             8         NYSE
PG&E Corporation                                PCG            17         NYSE
Progress Energy, Inc.                           PGN             7         NYSE
Public Service Enterprise Group Incorporated    PEG            10         NYSE
Reliant Resources, Inc.                         RRI          10.2518      NYSE
The Southern Company                             SO            29         NYSE
Texas Utilities Company                         TXU            12         NYSE
The Williams Companies, Inc.                    WMB            20         NYSE

-------------------

(1) As a result of the merger of GC Power Acquisition LLC and Texas Genco Holdings, Inc. (NYSE: TGN), Texas Genco Holdings, Inc. is no longer an underlying constituent of the Utilities HOLDRS Trust. Holders of record of Utilities HOLDRS as of December 21, 2004 will receive $30.55 ($47 for each
     0.65 share of Texas Genco Holdings, Inc. represented by each round lot of Utilities HOLDRS) for each round lot of 100 Utilities HOLDRS on a date to be announced.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2004.